EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 20, 2024, Newell Brands Inc. (the "Company," "we," or "our,") has one class of securities, our Common Stock (as defined below), registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. This summary is subject to and qualified in its entirety by reference to the General Corporation Law of the State of Delaware (the "DGCL") the complete text of the Company's Restated Certificate of Incorporation, as amended (the "Charter"), and By-Laws, as amended (the "By-Laws"), which are filed as Exhibits 3.1-3.2, and 3.3, respectively, to our Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read those materials carefully.

Authorized Capital Stock

The Company has one class of securities, our common stock, par value $1.00 per share, registered under Section 12 of the Securities Exchange Act of 1934, as amended. Our authorized capital stock consists of 800,000,000 shares of common stock and 10,000,000 shares of preferred stock, consisting of 10,000 shares without par value and 9,990,000 shares of the par value of $1.00 per share.

Common Stock

Voting rights. Holders of our common stock are entitled to one vote for each share on all matters voted on by our stockholders.

The By-Laws provide that directors are elected by the vote of the majority of the votes cast with respect to that director's election at any meeting for the election of directors at which a quorum is present, except as otherwise required by the DGCL or as provided for in the Restated Certificate of Incorporation or the By- Laws, provided, however, that if the number of nominees exceeds the number of directors to be elected, then the directors shall be elected by the vote of a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of directors. All directors are elected at each annual meeting of stockholders for a one-year term and until his or her successor shall have been duly elected and qualified, unless he or she shall cease to serve by reason of death, resignation or other cause. Holders of our common stock do not have cumulative voting rights in the election of directors.

For all other matters, the affirmative vote of a majority of the votes entitled to be cast by the holders of shares of capital stock represented at the meeting shall be the act of the stockholders.

Subscription, Redemption or Conversion Privileges. Holders of our common stock do not have any subscription, redemption or conversion privileges. Holders of our common stock do not have any preemptive right to purchase, subscribe for or otherwise acquire stock of any class of the Company or any security convertible into, or any warrant, option or right to purchase, subscribe for or otherwise acquire stock of any class of the Company, whether now or hereafter authorized. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

Dividends. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of our common stock are entitled to participate ratably in dividends on our common stock as declared by our board of directors (our "Board").

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Liquidation. Holders of our common stock are entitled to share ratably in all assets available for distribution to stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of our preferred stock.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Stock Market under the symbol "NWL."

Certain Provisions Affecting Control of the Company

General. Certain provisions of the Charter, the By-Laws and the DGCL described in this section may delay or make more difficult acquisitions or changes of control of the Company not approved by our Board. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although these kinds of proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board.

Number of Directors; Removal; Vacancies. The By-Laws provide that the number of directors shall be not less than nine and not more than thirteen, with the exact number to be fixed from time to time by our board of directors. The Charter also provides that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director. This provision could have the effect of discouraging a potential acquirer from attempting to obtain control of the Company. The Charter further provides that any director, or the entire Board, may be removed from office at any time, with or without cause by a majority of the shares then entitled to vote at an election of directors. This provision, in conjunction with the provision authorizing our Board to fill vacant directorships, could prevent stockholders from removing certain incumbent directors and filling the resulting vacancies with their own nominees.

Stockholder Action by Written Consent; Special Meetings. The Charter provides that stockholder action can be taken at an annual or special meeting of stockholders or, in certain circumstances, by written consent in lieu of a meeting. The Charter provides that stockholder action by written consent can be requested by a stockholder or a group of stockholders holding at least fifteen percent (15%) of the outstanding voting stock of the Company for at least one year and such request must comply with the other procedural requirements set forth in the Charter.

The By-Laws provide that special meetings of the stockholders may be called by the chairman of the Board, the Board or the president of the Company and must also be called by the Board upon the written request of stockholders representing in the aggregate at least 15% of the outstanding voting stock of the Company for at least one year and such request must comply with the other procedural requirements set forth in the By-Laws. These provisions could delay a stockholder vote on certain matters, such as business combinations and removal of directors, and could have the effect of discouraging a potential acquirer from making a tender offer.

Advance Notice for Stockholder Proposals; Director Nominations; Proxy Access. The Charter and the By-Laws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders and for nominations by our stockholders of candidates for election as directors at an annual or special meeting of stockholders called for that purpose. As described in the Charter and the By-Laws, any business conducted at a meeting of stockholders must be brought before the stockholders by our Board or a stockholder who has given to the secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Individuals who are nominated by our Board, or who are nominated by a stockholder who has given to the secretary of the Company timely written notice, in proper form, prior to an annual or special meeting of stockholders at which directors are to be elected, will be eligible for election to our Board. In addition to the director nomination process described

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above, the By- Laws permit any stockholder or group of up to 20 stockholders who have maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years to include up to a specified number of director nominees in our proxy materials for an annual meeting. The maximum number of stockholder nominees permitted under the proxy access provisions of the By-Laws is the greater of one or 20% of the total number of directors serving on the last day a notice of proxy access nomination may be submitted. Stockholders must give timely written notice to the secretary of the Company, in proper form, to include nominees in our proxy materials for an annual meeting. With the exception of proxy access, these provisions could make it more difficult for stockholders to raise matters affecting control of the Company, including tender offers, business combinations or the election or removal of directors, for a stockholder vote.

Amendment of the Certificate of Incorporation. Any proposal to amend, alter, change or repeal any provision of the Charter requires approval by the affirmative vote of both a majority of the members of our Board then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors. This provision is the minimum approval required under the DGCL.

Preferred Stock and Additional Common Stock. Under the Charter, our Board has the authority to provide by resolution for the issuance of shares of one or more classes or series of preferred stock. Our Board is authorized to fix by resolution the terms and conditions of each such other class or series.

The authorized shares of our preferred stock, as well as authorized but unissued shares of our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of Nasdaq or any other stock exchange on which any class or series of our stock may then be listed. These provisions give our Board the power to approve the issuance of a class or series of our preferred capital stock, or additional shares of our common stock, that could, depending on the terms of the stock, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations. Alternatively, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Delaware Business Combination Statute. The Company is subject to the "business combination" provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to an interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer the Company's share owners the opportunity to sell their stock at a price above the prevailing market price.

Exclusive Forum

Our By-Laws provide that, unless we consent in writing to the selection of another forum, a state court located within the State of Delaware (or the federal district court for the District of Delaware, as applicable) shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company's stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Charter or the By-Laws, or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine. Our By-Laws further provide that, unless we consent in writing to the selection of another forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933. Although

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we believe these provisions benefit us by providing increased consistency in the application of Delaware law or Federal law, respectively, in the types of lawsuits to which such provisions apply, these provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies' bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our By-Laws to be inapplicable or unenforceable in such action.